EXHIBIT B



                          FINANCIAL ADVISORY AGREEMENT

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                          FINANCIAL ADVISORY AGREEMENT


         This Agreement is made as of this 9th day of April 1999 by and between Computer Marketplace, Inc., Inc. located at 1171 Railroad Street, Corona, CA 91720 (the "Company") and Gateway Advisors, Inc. located at 675 North First Street, 10th Floor, San Jose, CA 95112 (the "Financial Advisor").

                              W I T N E S S E T H:

         WHEREAS, the Company desires to retain the Financial Advisor and the Financial Advisor desires to be retained by the Company, all pursuant to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

         1. RETENTION. The Company hereby retains the Financial Advisor to perform non-exclusive consulting services related to corporate finance and other matters, and the Financial Advisor hereby accepts such retention and shall perform for the Company the duties described herein, faithfully and to the best of its ability. In this regard, the Financial Advisor shall devote such time and attention to the business of the Company as shall be determined by the Financial Advisor and the Company, subject to the direction of the President or Chief Financial Officer of the Company.

                  a) The Financial Advisor agrees, to the extent reasonably required in the conduct of the business of the Company, and at the Company's request, to place at the disposal of the Company its judgment and experience and to provide business development services to the Company including the following:

                          (i)    Review business plans and projections;

                          (ii) Review financial data as it relates to raising financing;

                          (iii) Advise on the Company's capital structure and on alternatives for raising capital;

                          (iv) Review and advise on prospective mergers and acquisitions, and on any financing required to complete such transactions;

                          (v) Advise on issues relating to public and private offerings;

                          (vi)   Review managerial needs;

                          (vii)  Advise on issues relating to public relations;
                          and

                          (viii) assist the company in raising funds through the public or private issuance of its securities.

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         2.       TERM. The Financial Advisor's retention hereunder shall be for a term of two years commencing on the date of this Agreement.

         3. COMPENSATION. The Company shall pay to the Financial Advisor 1,500,000 Common Stock Purchase Warrants (the "Warrants"). Each Warrant shall entitle the holder to purchase one (1) share of the Company's Common Stock, par value $.0001 per share, at any time prior to the end of business on April 8, 2000 at an exercise price of $2.50 per share. A form of the Warrant is attached hereto as Exhibit A.

         4. EXPENSES. The Company agrees to reimburse the Financial Advisor for reasonable expenses incurred by the Financial Advisor in connection with the services rendered hereunder, including but not limited to the Financial Advisor's due diligence activities with respect to the Company. Any such expenses shall require the prior approval of the Company.

         5. ARBITRATION. All disputes arising under this Agreement shall be submitted to arbitration before the American Arbitration Association and the decision of such arbitrator(s) shall be final, binding and non-appealable.

         6. STATUS OF FINANCIAL ADVISOR. The Financial Advisor shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Company.

         7. OTHER ACTIVITIES OF FINANCIAL ADVISOR. The Company recognizes that the Financial Advisor now renders and may continue to render financial consulting and other investment banking services to other companies which may or may not conduct business and activities similar to those of the Company. The Financial Advisor shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary for such purposes.

         8. NOTICES. Any notices hereunder shall be sent to the Company and the Financial Advisor at their respective addresses above set forth. Any notice shall be given by registered or certified mail, postage prepaid, and shall be deemed to have been given when deposited in the United States or Canadian mail. Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change in address in the manner herein provided.

         9. GOVERNING LAW. This Agreement has been made in the State of Delaware and shall be construed and governed in accordance with the laws thereof without regard to conflicts of laws.

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         10.      ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby, and supersedes any and all previous agreements between the parties.

         11. BINDING EFFECT. This Agreement shall be binding upon the parties hereto and their respective heirs, administrators, successors, and assigns.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year above first written.



                                             COMPUTER MARKETPLACE, INC.


                                             By: /s/    L. WAYNE KILEY
                                                 ------------------------------
                                                 Name:  L. Wayne Kiley
                                                 Title: Chief Executive Officer


                                             GATEWAY ADVISORS, INC.


                                             By: /s/    ROBERT M. WALLACE
                                                 ------------------------------
                                                 Name:  Robert M. Wallace
                                                 Title: President

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